Exhibit 2.01	Acquisition Agreement between Knewtrino, Inc. and Instant Wirefree, Inc., dated May 24, 2006

Acquisition Agreement

This Acquisition Agreement is entered into by and between Knewtrino, Inc., a Nevada corporation (“Knewtrino”) and Instant Wirefree, Inc., a Nevada corporation (“Instant Wirefree”) as of May 24, 2006.

1.
Acquisition. Instant Wirefree hereby agrees to exchange immediately upon execution of this Agreement 100% of its issued and outstanding shares in exchange for 18,700,000 shares of common stock of Knewtrino and Knewtrino agrees to immediately issue such shares to the individuals designated by Instant Wirefree in writing. In addition, Knewtrino will pay $27,500 in cash no later than 5:00 PM today to Instant Wirefree. This cash will be immediately distributed to debtholders of Instant Wirefree.

2.
Representations and Warranties of Instant Wirefree. Instant Wirefree represents that it has no current operations or employees other than as disclosed to Knewtrino, that its financial statements are exactly as disclosed to Knewtrino and that it has not entered into any agreements of any kind or character that have not been supplied to Knewtrino. Furthermore, it warrants that it is the owner of the technology being currently developed as the “Instant Wirefree Technology.” It also warrants that there are no more than 18,700,000 shares of common stock issued and outstanding and no preferred stock, options, warrants or other obligations of any kind. At the time that this agreement is signed and shares and monies exchanged, Instant Wirefree also represents that it will have no debts of any kind. Instant Wirefree also represents that 100% of its shareholders consented to this share exchange. Instant Wirefree represents that there is due authority to enter into this Agreement and that any shares herein issued will be fully-paid and non-assessable.

3.	Knewtrino hereby represents that there is due authority to enter into this Agreement and that any shares herein issued will be fully-paid and non-assessable.
4.	Miscellaneous. This Agreement shall be governed by Nevada Law and may be signed in counterparts, together which shall constitute an original.

Agreed and Accepted as of the Date first written above,

KNEWTRINO, INC.
A Nevada corporation

/s/ Jenifer Osterwalder
President and Chief Executive Officer

INSTANT WIREFREE, INC.
A Nevada corporation

/s/ Harshawardan Shetty
President and Chief Executive Officer